Exhibit 99.3

Chief Financial Officer Fernando Liu Invests $125,000 in China Wind Systems

Press Release Source: China Wind Systems, Inc. On Monday January 24, 2011, 9:00 am

WUXI, China, Jan. 24, 2011 -- China Wind Systems, Inc. (Nasdaq:CWS - News), ("China Wind Systems" or the "Company"), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, today announced that the Company sold 35,014 shares of its common stock to Fernando Liu, its newly-elected Chief Financial Officer, at $3.57 per share for a total purchase price of $125,000. The purchase price per share represents the market price on January 18, 2011, the date the Company and Mr. Liu agreed upon the purchase by Mr. Liu. The transaction was approved by the Company's audit committee and board of directors on January 18, 2011.  Under the audit committee charter, audit committee approval is required for transactions between the Company and related parties.

Mr. Liu stated, "I have made this investment in China Wind Systems to reflect my confidence in the Company and my belief that China Wind Systems is well positioned for sustainable long-term growth and profitability in the renewable energy industry."

About China Wind Systems, Inc.

China Wind Systems, Inc. is a profitable, rapidly growing supplier of precision forged components primarily to the wind industry in China - the world's leading wind-power market. The Company also supplies forged and other components and fabricated products to other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:
Company Contact:	Investor Relations Contact:
Mr. Fernando Liu	Mr. Athan Dounis
Chief Financial Officer
China Wind Systems, Inc.	CCG Investor Relations
Tel: + 86-13761347367	Tel: +1-646-213-1916
Email: fol@chinawindsystems.com	Email: athan.dounis@ccgir.com
Web: www.chinawindsystems.com	Web: www.ccgirasia.com